EXHIBIT 23

Consent of Independent Auditors


We consent to the incorporation by reference in this Annual Report (Form 10K) of Hanover Bancorp, Inc. of our report dated February 5, 1999 included in the 1998 Annual Report to Shareholders of Hanover Bancorp, Inc.

We also consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 33-78538) and Form S-8 (Nos. 33-73472, 33-73470, and 33-73796) of Hanover Bancorp, Inc. of our report dated February 5, 1999 with respect to the consolidated financial statements of Hanover Bancorp, Inc. incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 1998.


                              /s/ Ernst & Young LLP


Harrisburg, Pennsylvania
March 25, 1999


                                       63